  EXHIBIT 10.01

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”), dated as of January 1, 2009 (the “Effective Date”), is entered into by and between DARLING INTERNATIONAL INC., a Delaware corporation (“Employer” or the “Company”), and RANDALL C. STUEWE (“Employee”).

WHEREAS, Employee and Employer previously entered into that certain Employment Agreement, dated as of February 3, 2003, as amended by Amendment No. 1, dated as of July 1, 2003, and Amendment No. 2, dated as of October 13, 2006 (collectively, the “Prior Employment Agreement”);

WHEREAS, Employer desires to employ Employee and Employee desires to be employed by Employer, under the terms and pursuant to the conditions set forth herein; and

WHEREAS, this Agreement amends, restates and supersedes the Prior Employment Agreement in its entirety.

NOW, THEREFORE, for and in consideration of the mutual covenants, agreements, understandings, undertakings, representations, warranties and promises hereinafter set forth, and intending to be legally bound thereby, the parties hereto agree as follows:

1. Employment as Chairman and Chief Executive Officer.  Employer hereby engages Employee, and Employee hereby agrees, to serve as Employer’s chairman and chief executive officer during the Employment Period (as defined below), upon the terms and subject to the conditions set forth in this Agreement.  While serving as chairman and chief executive officer, Employee shall carry out such duties as are assigned by Employer’s Board of Directors (the “Board”), which are consistent with Employee’s position as chairman and chief executive officer, and shall have full authority to manage the business of Employer subject to the direction of the Board.

2. Director.  Employer hereby agrees to appoint Employee to a vacant position on the Board and thereafter to nominate Employee for election to the Board at each annual meeting of the stockholders of Employer held during the Employment Period.  Employee hereby agrees to serve as a director during the Employment Period.  The Board agrees to elect Employee as Chairman of the Board immediately upon Employee’s appointment to the Board.  Employer now provides, and agrees to use all reasonable efforts to continue to provide, at its expense, directors and officer’s liability insurance (“D and O”) with limits of not less than $30 million at all times during the Employment Period, provided that if the Board determines that such “D and O” coverage cannot be obtained at reasonable cost, Employee may elect to voluntarily terminate his employment.

3. Base Salary.  Employee shall receive a minimum base salary of $675,000 per annum during the Employment Period as compensation for the services contemplated hereby, payable in accordance with Employer’s payroll policy for senior executive employees (the “Base Salary”).  A copy of said policy has been provided to Employee prior to execution of this Agreement.  Employer’s Compensation Committee will review the Base Salary annually and increase the Base Salary as appropriate to ensure that Employee’s compensation is commensurate with compensation paid to like employees in the industry.  In no event shall the Base Salary be reduced during the Employment Period.

4. Employment Period.  “Term” means the period beginning January 1, 2009 and extending through December 31, 2009; provided, however, that the Term shall automatically extend for successive one (1) year periods after December 31, 2009 (last day of the original Term), unless Employee’s employment (and therefore the Term) is earlier terminated (i) by Employer without Cause on not less than thirty (30) days prior notice to Employee, (ii) by Employer in accordance with Section 10(a) or (b) hereof, or (iii) by Employee for Good Reason (as hereinafter defined) in accordance with Section 10(c) hereof.  The term “Employment Period” means all times during which Employee is employed by Employer, commencing on the date of this Agreement and continuing throughout the Term and any extensions thereof.

5. Exclusive Services; Employee Representations.

(a) During the Employment Period, Employee shall at all times faithfully, industriously and to the best of his ability, experience and talent, perform all of the duties of chief executive officer and shall devote all of his business time and efforts to the performance of such duties and to the promotion of the interests and business of Employer; provided, however, Employee may devote time to personal and family investments to the extent that such investments do not conflict with Employer’s business or interfere with the performance of Employee’s duties under this Agreement.  The existence of such a conflict shall be determined in good faith by the Board.

(b) Employee represents and warrants to Employer that (i) Employee is under no contractual or other restriction or obligation that is inconsistent with the execution of this Agreement, the performance of his duties hereunder, or the other rights of Employer hereunder and (ii) Employee is under no physical or mental disability that would hinder the performance of his duties under this Agreement.  Employee agrees to conform to any standard testing program that Employer requires for all of its employees.

6. Place of Performance.  Employee shall perform his duties hereunder principally at Employer’s corporate headquarters in Irving, Texas, or such other location within the Dallas/Fort Worth metropolitan area as may be designated by the Board from time to time.  However, Employee shall also render services at such other place or places within or without the United States as necessary for the effective management of Employer.  If Employee is required to render such services at a location away from corporate headquarters in Irving, Texas, or such other location within the Dallas/Fort Worth metropolitan area as may be designated by the Board from time to time, Employer shall furnish first class transportation and living expenses as may be reasonably required for Employee.

7. Options.

(a) On the initial approval by the Board of Directors or Compensation Committee of the first iteration of the Agreement (prior to any amendments) (the “Approval Date”), Employer granted Employee stock options (the “Management Options”) to purchase 250,000 shares of Employer’s common stock (at an option exercise price equal to 100% of the Fair Market Value of Employer’s common stock on the Approval Date pursuant to the terms of Employer’s 1994 Flexible Stock Option Plan, as amended (the “Option Plan”), and of the applicable stock option agreement under the Option Plan), with 62,500 of such Management Options immediately exercisable and 62,500 of such Management Options exercisable on a cumulative basis from and after each of the first, second and third anniversary of the commencement of the Approval Date (so that an aggregate of 250,000 Management Options became exercisable by the third anniversary of the Approval Date).

(b) At the commencement of the term of the Prior Employment Agreement (the “Prior Term”), Employer granted Employee 250,000 additional Management Options at an option exercise price equal to 100% of the Fair Market Value of Employer’s common stock on the date of commencement of the Prior Term, pursuant to the terms of the Option Plan and of the stock option agreement under the Option Plan, with 62,500 of such Management Options immediately exercisable and 62,500 of such Management Options exercisable on the first, second and third anniversary of the commencement of the Prior Term (so that an aggregate of 250,000 of such Management Options became exercisable by the third anniversary of the commencement of the Prior Term).

(c) The Management Options shall be “incentive stock options” to the maximum extent permitted under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

8. Bonus.

(a) During the Employment Period, Employee shall be entitled to participate in an employee bonus plan as established from time to time by the Board (the “Bonus Plan”) and shall be entitled to receive a bonus (the “Bonus”) paid in accordance with performance targets established annually by the Compensation Committee in consultation with the Employee; provided, however, that if no Bonus compensation metric has been approved by the Compensation Committee for a given year, the calculated Bonus shall be paid based upon the prior year’s metric.

(b) Except as provided in Section 11 of this Agreement, Employee shall not be entitled to a Bonus for any fiscal year unless Employee is employed on the last day of such fiscal year or it shall be determined by arbitration under Section 14 that Employer wrongfully discharged Employee.

Nothing contained in this Section 8 shall be construed as limiting the ability of Employee to receive a special bonus out of a bonus pool established by Employer based upon the net proceeds to Employer’s stockholders from the sale of the entire company or otherwise.

9. Employee Benefits.

(a) During the Employment Period, Employee shall be entitled to participate in any employee benefit plans or programs that Employer has or shall establish in the future for other senior executive employees of Employer, in each case to the extent that Employee is eligible under the terms of such plans or programs.

(b) During the Employment Period, Employee shall be entitled to receive an allowance of $2,000.00 (Two Thousand Dollars) per month for the exclusive purpose of purchasing or leasing a new automobile of his choice.  Employer shall pay or reimburse Employee for all insurance premiums for both casualty and liability exposure for the vehicle.  Employer shall pay or reimburse Employee for all operational expenses, fuel, registration and taxes in said vehicle.

(c) During the Employment Period, Employee shall be entitled to reimbursement for all ordinary and necessary business expenses incurred by Employee in connection with the performance of his duties hereunder subject to submission of appropriate documentation thereof in compliance with such policies and procedures relating thereto as Employer may adopt from time to time.

(d) During the Employment Period, Employee will accrue and be entitled to use up to four weeks of vacation each year, at full pay, in accordance with Employer’s vacation policy in effect from time to time.

(e) Any reimbursements made to Employee pursuant to this Agreement or otherwise shall be paid no later than the last day of the calendar year following the calendar year in which the expense was incurred.

10. Termination.

(a) Death or Disability of Employee.  If Employee dies or becomes disabled during the Employment Period, the Employment Period shall automatically terminate.  For these purposes, Employee shall be deemed “Disabled” if Employee shall become physically or mentally incapacitated or disabled or otherwise unable fully to discharge Employee’s duties hereunder for a period of ninety (90) consecutive calendar days or for one hundred twenty (120) calendar days in any one hundred eighty (180) calendar-day period (“Disability”).  A determination of Disability shall be made by a physician satisfactory to both Employee and Employer; provided, however, that if Employee and Employer do not agree on a physician, Employee and Employer shall each select a physician and these two physicians shall together select a third physician, and the determination by a majority of the three physicians as to Disability shall be binding on all parties.

(b) Termination by Employer for Cause.  The Employment Period may be terminated by Employer at any time for Cause.  For the purposes of this Agreement, “Cause” shall mean:

(i) Employee’s breach of any of the covenants contained in Section 12 of this Agreement;

(ii) Employee’s conviction by, or entry of a plea of guilty or nolo contendere in, a court of competent and final jurisdiction for any crime (whether felony or misdemeanor) involving moral turpitude or punishable by imprisonment in the jurisdiction involved;

(iii) Employee’s commission of any crime, act of fraud, embezzlement or theft upon or against (x) Employer in connection with his duties with Employer or in the course of his employment with Employer or otherwise, or (y) any third party whether prior to or subsequent to the date hereof;

(iv) Employee’s continuing repeated failure or refusal to perform Employee’s duties as required by this Agreement (including, without limitation, Employee’s inability to perform Employee’s duties hereunder as a result of chronic alcoholism or drug addiction and/or as a result of any failure to comply with any laws, rules or regulations of any governmental entity with respect to Employee’s employment by Employer), provided that termination of Employee’s employment pursuant to this subsection (iv) shall not constitute valid termination for Cause unless Employee shall have first received written notice from the Board stating with specificity the nature of such failure or refusal and affording Employee at least fifteen (15) days to correct the act or omission complained of; or

(v) gross negligence, insubordination, material violation by Employee of any duty of loyalty to Employer or any other material misconduct on the part of Employee, provided that termination of Employee’s employment pursuant to this subsection (y) shall not constitute valid termination for Cause, unless Employee shall have first received written notice from the Board stating with specificity the nature of such failure or refusal and affording Employee at least fifteen (15) days to correct the act or omission complained of.

(c) Termination by Employer without Cause; Employee Resignation for Good Reason.  At any time during the Employment Period, Employer may terminate Employee’s employment without Cause, or Employee may resign for Good Reason (as defined below), by giving written notice of termination, subject to the severance and other payment obligations set forth herein upon termination of the Employment Period.

(i) “Good Reason” shall mean, without the Employee’s consent, the occurrence of any of the following events or actions, provided that (except as set forth in clause (c)(i)(6) of this definition) no finding of Good Reason shall be effective unless and until the Employee has provided the Employer, within sixty (60) calendar days of becoming aware of the facts and circumstances underlying the finding of Good Reason, with written notice thereof in accordance with Section 17(d) below stating with specificity the facts and circumstances underlying the finding of Good Reason and, if the basis is capable of being cured by the Employer, providing the Employer with an opportunity to cure the same within thirty (30) calendar days after receipt of such notice in accordance with Section 17(d):

(1) any material reduction in Employee’s Base Salary;

(2) assignment to Employee of substantial duties materially inconsistent with Employee’s position as chief executive officer or experience, or demotion to a lesser position;

(3) any failure to nominate the Employee to the Board or removal of the Employee from the Board (other than for cause or because of legal or regulatory requirements);

(4) Employer’s failure to pay or provide any amount of compensation or any material benefit which is due, owing and payable pursuant to the terms hereof or of any written plan, program, arrangement or policy of Employer;

(5) a material increase in the indebtedness of Employer over Employee’s objection; or

(6) Employee’s resignation within ninety (90) days following a Change of Control of Employer (as defined below).

11. Severance Payments.

(a) Termination upon Death.  In the event Employee’s employment with the Employer terminates as a consequence of the Employee’s death, Employee’s designated beneficiary shall be entitled to receive the following amounts:

(i) accrued but unpaid Base Salary through the date of termination, in a lump sum payment, within thirty (30) days of termination;

(ii) earned but unpaid Bonus for a completed fiscal year in a lump sum payment, within thirty (30) days of termination;

(iii) un-reimbursed business expenses and accrued vacation pay owed to the Employee, in a lump sum payment, within thirty (30) days of termination;

(iv) amounts arising pursuant to Employee’s participation in, or benefits under, any employee benefit plans, programs or arrangements, payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (amounts set forth in (i) through (iv) hereinafter referred to as “Accrued Entitlements”); and

(v) death benefits equal to two (2) times Employee’s then-effective Base Salary from a group life insurance policy maintained by Employer at its sole expense.

(b) Termination upon Disability.  In the event Employee’s employment with the Employer terminates as a consequence of the Employee’s Disability, Employee shall be entitled to receive payments equal to the Accrued Entitlements (in accordance with the timing set forth in the definition thereof).

(c) Upon Employee’s being deemed Disabled during the Employment Period, Employee or his legal representatives shall be entitled to receive ten-thousand dollars ($10,000) per month until age 65 under a group disability policy maintained by Employer at its sole expense.

(d) Termination for Cause, Resignation without Good Reason.  If Employer terminates Employee’s employment for Cause or Employee resigns without Good Reason, then the Employee shall be entitled to receive payments equal to the Accrued Entitlements (in accordance with the timing set forth in the definition thereof); provided, further, that: (i) if Employee shall dispute the Board’s termination for Cause, pending resolution of such dispute by arbitration in accordance with Section 14 hereof, Employer shall continue to pay Employee the amounts described in Section 3,  subject to Employee’s agreement to repay such amounts (the “Repayment Obligation”) in the event the results of such arbitration shall justify the Board’s determination, and (ii) pending final disposition of any criminal or civil proceeding against Employee, Employer may suspend Employee but shall continue to pay the amounts described herein, subject to the Repayment Obligation.

(e) Termination without Cause; Resignation for Good Reason.  If Employer terminates Employee’s employment during the Employment Period without Cause, or the Employee resigns for Good Reason other than following a Change of Control as set forth in Section 11(f) (“Termination without Cause”), Employer shall pay to the Employee:

(i) his Accrued Entitlements (in accordance with the timing set forth in the definition thereof);

(ii) a lump sum payment within thirty (30) days of the date of termination equal to two (2) times Employee’s Base Salary at the highest rate in effect in the preceding twelve (12) months;

(iii) an amount equal to the Bonus that would be earned on the Termination Date based on the Employer’s performance on such date, provided that Employer has met or exceeded the performance target for that year as of the date of termination payable at the time Bonus amounts are customarily paid to employees of the Employer, but in no event later than the 15th day of the third month after the end of year in which the termination occurs;

(iv) continuing coverage under Employer’s then-existing health and dental insurance for Employee, his spouse and dependent children (if any), for a period of two (2) years; provided, however, to the extent such coverage cannot be provided under the Employer's health or welfare plans without jeopardizing the tax status of such plans, for underwriting reasons or because of the tax impact on Employee, the Company shall pay Executive each month during such two (2) year period an amount equal to the COBRA continuation coverage premium under the Employer's group medical plans less the amount of the Employee's portion of the premium as if Executive was an active employee (the “Cash Equivalent Payments”) along with a full tax gross up with respect to the Cash Equivalent Payments so Employee has no after tax consequences with respect to the Cash Equivalent Payments and related tax gross up (provided such payments shall cease upon the Employee becoming employed by another employer and eligible for medical coverage with such employer);

(v) reimbursement of reasonable relocation expenses from the Dallas/Fort Worth metropolitan area to Monterey, California, which reimbursement shall be limited to realtor’s fees and closing costs for the sale of Employee’s Texas home and reasonable costs of moving Employee’s household goods from the Dallas/Fort Worth metropolitan area to Monterey, California; and

(vi) within thirty (30) days of the date of termination, an amount equal to the pension plan benefit that would have accrued to the account of Employee under the Employer’s salaried employees’ pension plan for the two (2)-year period following termination, assuming for purposes of such calculation that Employee’s annual compensation during such period is equal to his Base Salary at the highest rate in effect for the preceding twelve (12) months prior to termination.

(f) Termination upon a Change of Control of Employer.  If Employer terminates Employee’s employment during the Employment Period without Cause within twelve (12) months following a Change of Control, or the Employee resigns for Good Reason within ninety (90) days following a Change of Control (“Termination upon a Change of Control”), Employer shall pay Employee:

(i) his Accrued Entitlements (in accordance with the timing set forth in the definition thereof);

(ii) a lump sum payment within thirty (30) days of the date of termination equal to three (3) times the Employee’s annual Base Salary at the highest rate in effect in the preceding twelve (12) months;

(iii) an amount equal to the Bonus that would be earned on the Termination Date based on the Employer’s performance on such date, provided that Employer has met or exceeded the performance target for that year as of the date of termination payable at the time Bonus amounts are customarily paid to employees of the Employer, but in no event later than the 15th day of the third month after the end of year in which the termination occurs;

(iv) continuing coverage under Employer’s then-existing health and dental insurance for Employee, his spouse and dependent children (if any), for a period of three (3) years; provided, however, to the extent such coverage cannot be provided under the Employer's health or welfare plans without jeopardizing the tax status of such plans, for underwriting reasons or because of the tax impact on Employee, the Company shall pay Executive each month during such three (3) year period Cash Equivalent Payments along with a full tax gross up with respect to the Cash Equivalent Payments so Employee has no after tax consequences with respect to the Cash Equivalent Payments and related tax gross up (provided such payments shall cease upon the Employee becoming employed by another employer and eligible for medical coverage with such employer);

(v) reimbursement of reasonable relocation expenses from the Dallas/Fort Worth metropolitan area to Monterey, California, which reimbursement shall be limited to realtor’s fees and closing costs for the sale of Employee’s Texas home and reasonable costs of moving Employee’s household goods from the Dallas/Fort Worth metropolitan area to Monterey, California; and

(vi) within thirty (30) days of the date of termination, an amount equal to the pension plan benefit that would have accrued to the account of Employee under the Employer’s salaried employees’ pension plan for the two (2)-year period following termination, assuming for purposes of such calculation that Employee’s annual compensation during such period is equal to his Base Salary at the highest rate in effect for the preceding twelve (12) months prior to termination.

For purposes of this Agreement “Change of Control” means the occurrence of any of the following events:

(1) Any Person, as defined in Employer’s 2004 Omnibus Incentive Plan (the “Omnibus Plan”), becomes the Beneficial Owner (as defined in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934) of thirty-five percent (35%) or more of the combined voting power of the then outstanding voting securities of Employer entitled to vote generally in the election of its Directors (the “Outstanding Employer Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from Employer, including without limitation, a public offering of securities; (ii) any acquisition by Employer or any of its Subsidiaries (as defined in the Omnibus Plan); (iii) any acquisition by an employee benefit plan or related trust sponsored or maintained by Employer or any of its Subsidiaries; or (iv) any acquisition by any Person pursuant to a transaction which complies with clauses (i), (ii), and (iii) of Section 11(f)(vi)(3) below;

(2) Individuals who  constitute the Board of Directors as of the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a Director subsequent to the Effective Date whose election to the Board of Directors, or nomination for election by Employer’s shareholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election or removal of the Directors of Employer or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors;

(3) Consummation of a reorganization, merger, or consolidation to which Employer is a party or a sale or other disposition of all or substantially all of the assets of Employer (a “Business Combination”), unless, following such Business Combination: (i) all or substantially all of the individuals and entities who were the Beneficial Owners of Outstanding Voting Securities immediately prior to such Business Combination are the Beneficial Owners, directly or indirectly, of more than fifty percent (50%) of the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors (or election of members of a comparable governing body) of the entity resulting from the Business Combination (including, without limitation, an entity which as a result of such transaction owns all or substantially all of Employer or all or substantially all of Employer’s assets either directly or indirectly or through one or more Subsidiaries) (the “Successor Entity”) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Employer Voting Securities; (ii) no Person (excluding any Successor Entity or any employee benefit plan or related trust of Employer, such Successor Entity, or any of their Subsidiaries) is the Beneficial Owner, directly or indirectly, of thirty-five percent (35%) or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or comparable governing body) of the Successor Entity, except to the extent that such ownership existed prior to the Business Combination; and (iii) at least a majority of the members of the board of directors (or comparable governing body) of the Successor Entity were members of the Incumbent Board (including persons deemed to be members of the Incumbent Board by reason of the proviso of Section 11(f)(vi)(2)) at the time of the execution of the initial agreement or of the action of the Board of Directors providing for such Business Combination; or

(4) Approval by the shareholders of Employer of a complete liquidation or dissolution of Employer.

12. Certain Covenants.

(a) Non-Competition Agreement.  During the Employment Period, and for a period of (i) two (2) years thereafter in the event of Termination without Cause, (ii) three (3) years thereafter in the event of Termination upon a Change of Control or (iii) one (1) year thereafter in each other instance (each, the “Restricted Period”), Employee shall not have any ownership interest (of record or beneficial) in, or have any interest as an employee, salesman, consultant, officer or director in, or otherwise aid or assist in any manner, any firm, corporation, partnership, proprietorship or other business that engages in any city, state, or part thereof in the United States, Canada and/or Mexico (the “Restricted Territory”) in a business that is similar to that in which Employer is engaged in the Restricted Territory or part thereof or continues to solicit customers or potential customers therein; provided, however, that Employee may own, directly or indirectly, solely as an investment, securities of any entity if Employee (i) is not a controlling person of, or a member of a group which controls, such entity and (ii) does not, directly or indirectly, own one percent (1%) or more of any class of securities of any such entity.

(b) Confidentiality Agreement.  Employee acknowledges that the nature of Employee’s engagement by Employer is such that Employee will have access to Confidential Information (hereinafter defined) which has great value to Employer.  “Confidential Information” includes, in whole or in part, information concerning Employer’s or its affiliates’ experimental and development plans, trade secrets, secret procedures, information relating to ideas, improvements, and inventions, disclosures, processes, systems, formulas, composition, patents, patent applications, machinery, material research activities and plans, customers or vendors and prospective customers, Employer’s or its affiliates’ product costs, prices, profits and volume of sales, and future business plans, and other confidential or proprietary information belonging to Employer or its affiliates or relating to Employer’s or its affiliates’ affairs, including, without limitation, such information that has been disclosed to one or more third parties pursuant to distribution agreements, joint research agreements or other agreements entered into by Employer or any of its affiliates.  Employee acknowledges that except for Employee’s engagement by Employer, Employee would not otherwise have access to the Confidential Information.  During the Employment Period and at all times thereafter, Employee shall keep all of the Confidential Information in confidence and shall not disclose any of the same to any other person for any reason, whether or not developed by Employee, except Employer’s personnel entitled thereto and other persons designated in writing by the Board.  Employee shall not cause, suffer or permit the Confidential Information to be used for the gain or benefit of any party outside Employer or for Employee’s personal gain or benefit outside the scope of Employee’s engagement by Employer.  The Employer shall have the right to communicate with any of the future or prospective employers of Employee concerning Employee’s continuing obligation to hold and safeguard the Confidential Information.

Upon the termination of the Employment Period for any reason, Employee shall promptly deliver to Employer all correspondence, drawings, blueprints, manuals, letters, notes, notebooks, reports, flow-charts, programs, proposals, price lists, customer lists, company credit cards, company vehicles and any documents concerning Employer’s or its affiliates’ customers or concerning products or processes used by Employer or its affiliates and, without limiting the foregoing, will promptly deliver to Employer and any and all other documents or materials containing or constituting Confidential Information.

(c) Solicitation of Business.  During the Restricted Period, Employee shall not (i) solicit or assist any other person to solicit any business (other than for Employer) from any present or past customer of Employer, (ii) request or advise any present or future customer of Employer to withdraw, curtail or cancel its business dealings with Employer or (iii) commit any other act or assist others to commit any act that might injure the business of Employer.

(d)  Solicitation of Employees.  During the Restricted Period, Employee shall not, directly or indirectly, hire, solicit or encourage to leave the employment of Employer or any of its affiliates, any employee of Employer or any of its affiliates or hire any such employee who has left the employment of Employer or any of its affiliates within one year of the termination of such employee’s employment with Employer or any of its affiliates.

(e) Solicitation of Consultants.  During the Restricted Period, Employee shall not, directly or indirectly, hire, solicit or encourage to cease work with Employer or any of its affiliates any consultant then under an oral or written contract with Employer or any of its affiliates.

(f) Right and Remedies upon Breach.  If Employee breaches or threatens to commit a breach of any of the provisions of this Section 12 (the “Restrictive Covenants”), Employer shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not lieu of, any other rights and remedies available to Employer under law or in equity:

(i) Specific Performance.  The right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, all without the need to post a bond or any other security or to prove any amount of actual damage or that money damages would not provide an adequate remedy, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to Employer and that money damages will not provide adequate remedy to Employer; and

(ii) Accounting and Indemnification.  The right and remedy to require Employee (i) to account for and pay over to Employer all compensation, profits, monies, accruals, increments or other benefits derived or received by Employee or any associated party deriving such benefits as a result of any such breach of the Restrictive Covenants; and (ii) to indemnify Employer against any other losses, damages (including special and consequential damages), costs and expenses, including actual attorneys’ fees and court costs, which may be incurred by them and which result from or arise out of any such breach or threatened breach of the Restrictive Covenants.

(g) Severability of Covenants/Blue Pencilling.  If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.  If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.  Employee hereby waives any and all right to attack the validity of the Restrictive Covenants on the ground of the breadth of their geographic scope or the length of their term.

(h) Enforceability in Jurisdictions.  Employer and Employee intend to, and do hereby, confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such covenants.  If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of Employer and Employee that such determination not bar or in any way affect the right of Employer to the relief provided above in the courts of any other jurisdiction within the geographical scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

(i) Inventions, etc.  To the fullest extent permitted by law, Employee shall assign, and does hereby assign, to Employer all of Employee’s right, title and interest in and to all inventions, improvements, developments, trade secrets, discoveries, computer software, trade names and trademarks conceived, improved, developed, discovered or written by Employee, alone or in collaboration with others, during the Employment Period, Employee shall promptly and fully disclose to Employer all matters within the scope of this paragraph, and shall, upon request of Employer, execute, acknowledge, deliver and file any and all documents necessary or useful to vest in Employer all of Employee’s right, title and interest in and to all such matters.  All expenses incurred in connection with the execution, acknowledgement, delivery and filing of any papers or documents within the scope of this paragraph shall be borne by Employer.  All matters within the scope of this paragraph shall constitute trade secrets and Confidential Information of Employer until such matters cease to be trade secrets by operation of law.

13. Certain Additional Payments.

(a) Anything in this Agreement to the contrary notwithstanding, if prior to the second anniversary of the change in ownership or effective control of Employer (as those events are determined for purposes of Section 280G of the Code) it shall be determined that any payment, benefit or distribution by the Employer to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise), including but not limited to for such determination acceleration of vesting and benefits as determined in regulations promulgated pursuant to Section 280G of the Code, but determined without regard to any additional payments required under this Section 13 (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any successor provision, or any interest or penalties are incurred by the Employee with respect to any such excise tax (such excise taxes, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b) Subject to the provisions of Section 13(c), all determinations required to be made under this Section 13, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm as may be designated by the Employer (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Employer and the Employee within forty-five (45) business days of the receipt of notice from Employee to the Employer that there has or may have been a Payment (a “Payment Notice”), or such earlier time as is requested by the Employer; provided that for purposes of determining the amount of any Gross-Up Payment, the Employee shall be deemed to pay federal income tax at the actual rates applicable to individuals in the calendar year in which any such Gross-Up Payment is to be made and deemed to pay state and local income taxes at the rates applicable to individuals in the state or locality of the Employee’s residence or place of employment in the calendar year in which any such Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account limitations applicable to individuals subject to federal income tax at the actual rates.  All fees and expenses of the Accounting Firm shall be borne solely by the Employer.  Any Gross-Up Payment, as determined pursuant to this Section 13, shall be paid by the Employer to the Employee (or directly to the Internal Revenue Service or other appropriate taxing authority for the benefit of the Employee), on or prior to the later of (i) the due date for the payment of any Excise Tax, income tax or other amount comprising the Gross-Up Payment to the relevant taxing authority, and (ii) the forty-fifth (45th) day following the Employer’s receipt of the Payment Notice, but in no event later than the end of Employee’s taxable year following the year in which any Excise Tax, income tax or other amount comprising the Gross-Up Payment was remitted to the relevant taxing authority.  Subject to the following provisions of this Section 13 to the contrary, any determination by the Accounting Firm shall be binding upon the Employer and Employee.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Employer should have been made (“Underpayment”), or that additional amounts were paid to the Employee (“Overpayment”) consistent with the calculations required to be made hereunder.  In the event that the Employer exhausts its remedies pursuant to Section 13(c) and the Employee thereafter is required to make a payment of any Excise Tax, or there has been an Overpayment, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Employer to or for the benefit of the Employee, or the Employee shall return to the Employer the amount of such Overpayment, as the case may be.  Without extending any time period set forth in this Section 13 for any Gross-Up Payment or Underpayment due hereunder, such amount shall be paid no later than the end of the calendar year following the calendar year in which the Employee pays the related tax, as stated in Section 17(j).

(c) The Employee shall notify the Employer in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Employer of the Gross-Up Payment or would require a re-calculation of amounts as set forth in Section 13(a).  Such notification shall be given as soon as practicable but no later than five (5) business days after the Employee is informed in writing of such claim and shall apprise the Employer of the nature of such claim and the date on which such claim is requested to be paid.  The Employee shall not pay such claim unless directed to do so by the Employer.  If the Employer notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim, the Employee shall:

(i)	give the Employer any information reasonably requested by the Employer relating to such claim;

(ii)
take such action in connection with contesting such claim as the Employer shall request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Employer;

(iii)	cooperate with the Employer in good faith in order effectively to contest such claim; and

(iv)	permit the Employer to participate in any proceedings relating to such claim;

provided, however, that the Employer shall bear and pay directly all costs and expenses (including additional interest and penalties) reasonably incurred in connection with such contest and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  The Employer shall control all proceedings taken in connection with such contest, and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either pay the tax claimed to the appropriate taxing authority on behalf of the Employee and direct the Employee to sue for a refund or contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Employer shall determine; provided, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Employer’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)  If, after the receipt by the Employee of a payment by the Employer of an amount on the Employee’s behalf pursuant to Section13(c), the Employee becomes entitled to receive any refund with respect to such claim, the Employee shall (subject to the Employer’s complying with the requirements of Section 13(c)) promptly pay to the Employer the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after payment by the Employer of an amount on the Employee’s behalf pursuant to Section13(c), a determination is made that the Employee shall not be entitled to any refund with respect to such claim, the Employee shall so notify the Employer, and the Employee shall co-operate with the Employer, at the Employer’s request, to contest such denial of refund.

(e)  The parties intend that this Section 13 shall be in compliance with the Sarbanes-Oxley Act of 2002 (“SOX”).  If any provision of this Section 13 is inconsistent with SOX, the parties agree to reform this Section 13 to comply therewith.

14. Arbitration.

(a) Any dispute arising under or with respect to this Agreement shall be resolved by Arbitration in accordance with the Rules of the American Arbitration Association (“AAA”) in Dallas, Texas.  Employer shall appoint one (1) arbitrator and Employee shall appoint one (1) arbitrator and such arbitrators shall appoint a third arbitrator who shall act as chairman of the arbitration panel, provided that (i) if the party commencing the arbitration shall fail to appoint an arbitrator upon such commencement, (ii) if the responding party shall fail to appoint an arbitrator within thirty (30) days of receipt of notice of commencement of the arbitration or (iii) the arbitrators selected by the parties shall fail to appoint such third arbitrator within thirty (30) days after selection of such two (2) arbitrators, the AAA shall appoint such arbitrator or arbitrators.

(b) The decision of a majority of the arbitrators shall be final and binding upon the parties hereto or any person claiming any interest through one of the parties.  The arbitrators may award costs, including reasonable counsel fees and expenses, to the benefit of the prevailing party as determined in their sole discretion.  The fees of the arbitrators shall be shared equally by the parties.

(c) Nothing contained in the arbitration provisions herein shall limit the relief available to Employer under Sections 10 or 12, including commencement by Employer of an action in any court of competent jurisdiction.

15. Return of Employer’s Property.  If this Agreement is terminated for any reason, Employer shall have the right, at its option, to require Employee to vacate his offices prior to the effective date of termination and to cease all activities on Employer’s behalf.  Upon the termination of his employment in any manner, Employee shall immediately surrender to Employer all lists, books and records of, or in connection with, Employer’s business, and all other property belonging to Employer, it being distinctly understood that all such lists, books and records, and other documents, are the property of Employer.

16. Withholding.  The Employer shall be entitled to withhold from any payments or deemed payments any amount of federal and state income, FICA and other withholding tax it determines to be required by law.

17. Miscellaneous.

(a) Entire Agreement; Modification.  This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior oral or written understandings between the parties concerning such subject matter.  This Agreement may be modified only by a written instrument duly executed by each party.

(b) Survival.  Notwithstanding the termination of this Agreement or Employee’s employment hereunder, Sections 5, 10, 11, 12, 13, 14, 15, 16 and 17 hereof shall survive any such termination.

(c) Waiver.  The failure of either party hereto at any time to enforce performance by the other party of any provision of this Agreement shall in no way affect such party’s rights thereafter to enforce the same, nor shall the waiver by either party of any breach of any provisions hereof be deemed to be a waiver by such party of any other breach of the same or any other provision hereof.

(d) Notices.  All notices and other communications required or permitted under this Agreement shall be in writing, served personally on, e-mailed or mailed by certified or registered United States mail to, the party to be charged with receipt thereof.  Notices and other communications served by mail shall be deemed given hereunder 72 hours after deposit of such notice or communication in the United States Post Office as certified or registered mail with postage pre-paid and duly addressed to whom such notice or communication is to be given, in the case of:

(i)	Employer:
Darling International Inc.
251 O’Connor Ridge Boulevard, Suite 300
Irving, Texas 75038
E-mail: Jmuse@darlingii.com
Attention: Chief Financial Officer

or

(ii)	Employee:
Randall C. Stuewe
26192 Paseo Del Sur
Monterey, CA 93940
E-mail: rcsteuwe@aol.com

Any such party may change said party’s address for purposes of this Section by giving to the party intended to be bound thereby, in the manner provided herein, a written notice of such change.

(e) Severability.  Subject to Section 12(g) hereof, if any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be held invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement or the application of any such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.  Subject to Section 12(g) hereof, if any of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, scope, activity or subject, it shall be construed by limiting and reducing it, so as to be valid and enforceable to the extent compatible with the applicable law or the determination by a court of competent jurisdiction.

(f) Governing Law.  This Agreement shall be governed by, and interpreted exclusively in accordance with, the internal laws of the State of Texas, without regard to the conflict of law principles thereof.  Subject to the arbitration provisions of this Agreement and Section 12(h) hereof, Employee hereto hereby irrevocably and unconditionally consents to submit to the jurisdiction of the courts of the State of Texas or of the United States of America located in the State of Texas for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby, and further agrees that service of any process, summons, notice or document by United States registered or certified mail in accordance with Section 17(d) of this Agreement shall be effective service of process for any action, suit or proceeding brought in any such court.  Subject to the arbitration provisions of this Agreement, Employee hereby irrevocably and unconditionally waives any objection of personal jurisdiction and the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the courts of the State of Texas or of the United States of America located in the State of Texas, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  A claim or a series of related claims with respect to which injunctive relief is sought may be heard in the jurisdiction where it is alleged that the primary activity which is the subject of such claim(s) occurred.

(g) Non-transferability of Interest; Assignment by Employer.  None of the rights of Employee to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Employee.  Any attempted assignment, transfer, conveyance, or other disposition (other than as aforesaid) of any interest in the rights of Employee to receive any form of compensation to be made by Employer pursuant to this Agreement shall be null and void.  In the event of any sale, transfer or other disposition of all or substantially all of Employer’s assets or business, whether by merger, consolidation or otherwise to any entity or person, this Agreement and the rights and obligations of Employer hereunder shall be transferred to such entity or person.  This Agreement shall be binding upon and inure to the benefit of the parties, and their legal representatives, heirs, and, subject to the preceding sentences of this Section17(g), their successors and assigns.

(h) Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

(i) Headings.  The headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

(j) Compliance with Code Section 409A.

(i) Six Month Delay for Specified Employees. If any payment, compensation or other benefit provided to the Employee in connection with his employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Employee is a specified employee as defined in Section 409A(2)(B)(i), no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the date of termination or earlier death (the “New Payment Date”).  The aggregate of any payments that otherwise would have been paid to the Employee during the period between the date of termination and the New Payment Date shall be paid to the Employee in a lump sum on such New Payment Date.  Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.  Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to the Employee that would not be required to be delayed if the premiums therefor were paid by the Employee, the Employee shall pay the full cost of premiums for such welfare benefits during the six-month period and the Company shall pay the Employee an amount equal to the amount of such premiums paid by the Employee during such six-month period and the related tax gross up contemplated by Section 11(f)(iv) hereof promptly after its conclusion.

(ii) Compliance.  The Parties acknowledge and agree that the interpretation of Section 409A and its application to the terms of this Agreement is uncertain and may be subject to change as additional guidance and interpretations become available.  Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to the Employee that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A are intended to comply with Section 409A.  If, however, any such benefit or payment is deemed to not comply with Section 409A, the Company and the Employee agree to renegotiate in good faith any such benefit or payment (including, without limitation, as to the timing of any severance payments payable hereof) so that either (i) Section 409A will not apply or (ii) compliance with Section 409A will be achieved; provided, however, that any resulting renegotiated terms shall provide to the Employee the after-tax economic equivalent of what otherwise has been provided to the Employee pursuant to the terms of this Agreement, and provided further, that any deferral of payments or other benefits shall be only for such time period as may be required to comply with Section 409A.

(iii) Termination as Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service.

(iv) Payments for Reimbursements, In-Kind Benefits and Tax Gross-Ups.  All reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which the Employee incurs such expense.  With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, however, that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.  Any tax Gross-Up payments under this Agreement shall be paid in no event later than the end of the calendar year following the year in which any Excise Tax, income tax or other amount comprising a gross-up payment was remitted to the relevant taxing authority.

(v) Payments within Specified Number of Days.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(vi) Installments as Separate Payment. If under this Agreement, an amount is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date hereinabove set forth.

"EMPLOYER or COMPANY"

DARLING INTERNATIONAL INC.

By:	/s/ John O. Muse
John O. Muse
Executive Vice President

"EMPLOYEE"

By:	/s/ Randall C. Stuewe
Randall C. Stuewe